INTELLECTUAL PROPERTY LICENSE

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT ("Agreement") is by and between: (1) Hollywood Management Company, an Oregon corporation, having its principal place of business at 9275 Peyton Lane, Wilsonville, Oregon 97070-9645, and its affiliates, successors, or assigns ("Licensor"); and (2) Hollywood Entertainment Corporation, an Oregon Corporation, having its principal place of business at 9275 Peyton Lane, Wilsonville, Oregon 97070-9645, and its successors or assigns permitted by this Agreement ("Licensee").

1.     BACKGROUND

1.1    Licensee operates a chain of retail stores in the United
States under the names and marks HOLLYWOOD VIDEOr, HOLLYWOOD DVD, and GAME CRAZYr. These stores rent movies (in videotape format and also in digital video disc ("DVD") format at many stores), video games, and/or related electronic equipment, and sell various entertainment products, accessories and snack items. Licensee also operates Internet websites featuring entertainment content and other services ancillary to its retail activities.
1.2 In connection with its retail stores and websites, Licensee owns certain intellectual property rights including marks and domain names.
1.3 Licensor is a wholly owned subsidiary of Licensee, and in order to ensure the highest level of quality in the goods and services offered under Licensee's trademarks, and to facilitate the efficient procurement, maintenance, and enforcement of Licensee's intellectual property rights, the parties, by this Agreement, desire to assign the intellectual property rights to Licensor for the purpose of managing the rights, and to grant-back to Licensee the right to use the intellectual property rights in the territory identified in Exhibit D under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

2.     DEFINITIONS

The following terms shall have the following meanings as used herein:
(a) "Advertising Materials" shall mean all advertising, marketing and promotional materials used in the "Entertainment Business," including without limitation, video, audio and print advertisements, pamphlets, brochures, collateral materials, and Internet websites, whether in existence currently or created, developed or obtained during the "Term" of this Agreement.
(b)     "And" shall also mean "or" and "or" shall also mean
"and" as the context permits or requires to provide the broadest meaning or inclusion of the subject.
(c) "Business Materials" shall mean all stationery, letterhead, envelopes, business cards, invoices, forms and all other documents and things used in connection with the "Entertainment Business," whether in existence currently or created, developed or obtained during the "Term" of this Agreement.
(d) "Confidential or Proprietary Information" shall mean all confidential or proprietary information used by the parties in the conduct of their respective businesses in the Territory, including, without limitation, trade secrets, confidential or proprietary methods of doing business, marketing techniques, suppliers lists, training systems, management techniques, personnel policies, research, developments, new product ideas, processes, formulas, know-how, business plans, budgets, unpublished financial information, and the like, whether in existence currently or created, developed or obtained during the "Term" of this Agreement.
(e)     "Copyrights" shall mean all copyrights in "Advertising
Materials", "Business Materials" and "Packaging Materials", software, entertainment media or other works owned by the parties, whether such rights are in existence currently or are created, developed or obtained during the "Term" of this Agreement.
(f) "Domain Names" shall mean all Internet or global computing network addresses or locations, including all top-level domains used or registered in the "Territory" currently or during the "Term" of this Agreement in connection with the "Entertainment Business," whether under the present domain-name system in effect as of the "Effective Date" or under a future domain-name system or replacement therefor, including, without limitation, the domain names set forth in Exhibit A.
(g)     "Effective Date" shall mean September 30, 2000.
(h) "Entertainment Business" shall mean the business of operating company-owned stores, websites and other outlets to provide entertainment products and services to consumers and other third parties. As of the date of this Agreement, Entertainment Business includes, without limitation, (i) renting movies, video games, and computer games (all in multiple formats and for multiple platforms), as well as players and other associated electronic equipment for those movies and games, and selling movies, accessories and snack items under the names and marks HOLLYWOOD VIDEOr, HOLLYWOOD
DVD, and GAME CRAZYr (each store referred to individually as the "Store" or collectively as the "Stores"); and (ii) producing or providing certain other ancillary, collateral or complementary goods and services, including, but not limited to, "Advertising Materials", "Business Materials", "Packaging
Materials" and promotional items in the "Territory". The parties understand and agree that the business activities of Licensor and Licensee will evolve over time as a result of changes in business strategy and technology, and that the term "Entertainment Business" shall be deemed to be modified to accommodate and incorporate such evolution in business activities, to the extent such modification is otherwise in accordance with this Agreement.
(i) "Intellectual Property Rights" shall mean, collectively, all rights in "Copyrights," "Domain Names,"
"Inventions,", "Marks," "Patents" and "Trade Secrets" in the
"Territory".
(j) "Inventions" shall mean all inventions, developments, concepts or improvements, including but not limited to all inventions, developments, concepts or improvements in or relating to the "Entertainment Business," whether currently in existence or created, developed or obtained during the "Term" of this Agreement.
(k) "Marks" shall mean all trademarks, service marks, trade names, trade dress, logos, slogans, designs and other commercial symbols and source-identifying indicia, and all applications and registrations therefor for use in any way in connection with the "Entertainment Business," whether in use or existence currently, or used, created, developed, obtained or intended for use during the "Term" of this Agreement, including, without limitation, the trademarks and service marks set forth in Exhibit B.
(l) "Packaging Materials" shall mean and include all tags, labels, cartons, bags, containers, wrapping and other materials used in the "Entertainment Business," whether currently in existence or created, developed or obtained during the "Term" of this Agreement.
(m) "Patents" shall mean all U.S. and other patents issued in the "Territory" and any continuations, continuations-in-part, divisionals, reissues, or reexamined patents therefrom, covering in whole or in part or relating to any aspect of the "Entertainment Business," whether currently in existence or created, developed or obtained during the "Term" of this Agreement.
(n) "Royalty Fee" shall mean the amount payable by Licensee under this Agreement as compensation for the license of the "Intellectual Property Rights".
(o) "Royalty Rate" shall mean the rate or rates set forth in Exhibit E to this Agreement.
(p) "Term" shall mean the time during which this Agreement is in effect as provided for in Section 15 herein.
(q) "Territory" shall mean the territory set forth in Exhibit D.
(r) "Trade Secrets" shall mean any valuable information, not generally known to the public, including but not limited to all technical information, used in the Entertainment
Business, whether currently in existence or created, developed or obtained during the Term of this Agreement.

3.     ASSIGNMENT OF RIGHTS

3.1    Licensee hereby assigns to Licensor all Intellectual Property
Rights associated with Licensed Products and Services, except those Reserved Marks set forth in Exhibit C, and agrees that it shall assign, confirm, or acknowledge such ownership on or at the request of Licensor, and shall execute such assignments or other documents as may be requested by Licensor to confirm Licensor's ownership of all past, present, or future Intellectual Property Rights not set forth in Exhibit C, including such Intellectual Property Rights which Licensee creates, develops, or obtains during the Term of this Agreement, together with any and all such rights relating to any Advertising and Promotional Materials, Business Materials, and Packaging and Instructional Materials Licensee uses in connection therewith.
3.2 Upon the earlier of the timely filing of (a) an Amendment to Allege Use or (b) a Statement of Use for any of the Reserved Marks listed in Exhibit C, all right, title and interest in that trademark shall be assigned to Licensor under the terms of this Agreement. Thereafter, Licensee shall assign, confirm, or acknowledge the ownership of such trademark on or at the request of Licensor, and shall execute such assignments or other documents as may be requested by Licensor to confirm Licensor's ownership.
3.3    Notwithstanding the above, all rights to Licensee
Confidential or Proprietary Information, and all rights to tangible assets used in the Entertainment Business, including all Advertising Materials, Business Materials, and Packaging Materials, shall remain the sole property of Licensee, apart from the Intellectual Property Rights therein.

4.     GRANT OF LICENSE; RESERVATION OF RIGHTS

4.1 Licensor hereby grants to Licensee the exclusive license and right to use and sublicense the Intellectual Property Rights solely in the Territory and solely in connection with the Entertainment Business, subject to Licensor' rights of approval and control under this Agreement, provided, however that Licensee shall require all sublicensees to enter into a sublicense agreement containing terms and conditions acceptable to Licensor. Licensee must obtain Licensor's written approval prior to sublicensing the Intellectual Property Rights under this Agreement.
4.2 Licensor further confirms that Licensee may use the Marks in its corporate or business name(s), during the Term and subject to the terms and conditions of this Agreement.
4.3 Licensee agrees that the essence of this Agreement is founded on the goodwill associated with the Intellectual Property Rights and the value of that goodwill in the minds of the public, and on the continued ability of Licensor to protect and maintain the Intellectual Property Rights. Licensee agrees that it is critical that such goodwill and Intellectual Property Rights be protected and enhanced, and toward this end, Licensee agrees, both during the term and thereafter, not to:
(a) attack the title or rights of Licensor in or to the Intellectual Property Rights;
(b) apply to register or maintain any application or registration respecting the Marks, Domain Names or any other mark or domain name confusingly similar thereto, or respecting any of the Intellectual Property Rights except with the consent and direction of Licensor and in the name of Licensor, unless otherwise directed by Licensor;
(c)     use any colorable imitation of any of the Marks or Domain
Names, or any variant form (including variant design forms, logos, colors, or type styles) of the Marks or Domain Names not specifically approved by Licensor; or
(d)     misuse the Marks, Domain Names or the other Intellectual
Property Rights, take any action that would bring the Marks, Domain Names or the other Intellectual Property Rights into public disrepute, or take any action that would tend to destroy or diminish Licensor' ownership, value, or goodwill in the Marks, Domain Names or the other Intellectual Property
Rights.
4.4 The parties agree that all use by Licensee and its sublicensees of the Intellectual Property Rights under the terms of this Agreement, including without limitation all use by Licensee and its sublicensees of any of the Marks, inures to the benefit of Licensor.
4.5 Licensee agrees to: (i) cooperate fully with Licensor in securing and maintaining the ownership and goodwill of Licensor in the Marks and the Intellectual Property Rights; and (ii) to assist Licensor, at Licensor' direction, in the protection, enhancement, and enforcement of the Intellectual Property Rights.

5.     DEVELOPMENT OF NEW INTELLECTUAL PROPERTY RIGHTS

5.1 The parties acknowledge that each may develop, discover or acquire new Intellectual Property Rights associated with the Entertainment Business. The parties acknowledge and agree that any and all new Intellectual Property Rights shall be considered included within the definition of "Intellectual Property Rights" for purposes of this entire Agreement.
5.2    Licensee shall promptly advise Licensor of any new
Intellectual Property Rights it develops, discovers or acquires. As soon as practicable after Licensor becomes aware of any new Intellectual Property Right developed, discovered or acquired by Licensee, Licensor shall have the right to object to the new Intellectual Property Right, or the image or marketing strategy represented by the new Intellectual Property Right, which it deems, in its sole good faith discretion: (a) to be incompatible or inconsistent with any other Intellectual Property Rights, (b) to be in violation of any law; or (c) to be otherwise inappropriate or offensive (collectively "Objectionable Grounds"). Upon Licensor' objection to a new Intellectual Property Right, Licensee agrees to: (a) promptly modify the new Intellectual Property Right to obviate Licensor' objections, or (b) cease usage of the new Intellectual Property Right. Failure of Licensor to timely object to Licensee's use of a new Intellectual Property Right on the basis of Objectionable Grounds shall be deemed express approval by Licensor of Licensee's use of the new Intellectual Property Right.
5.3 The parties agree that Licensor shall be deemed the owner of any rights Licensee may have in a new Intellectual Property Right, whether the right is developed, discovered or acquired by Licensee, or by Licensor during the performance of any administrative services pursuant to that certain Administrative Services Agreement effective January 1, 1998 between the parties or any other applicable agreement between the parties. Upon request, Licensee shall promptly provide a confirmatory assignment of any new Intellectual Property Right to Licensor. Upon creation of a new Intellectual Property Right, Licensee shall be deemed to have a license and right to use and sublicense the new Intellectual Property Right in the Territory, in connection with the Entertainment Business, subject to the terms and conditions of this Agreement.
5.4 Licensee may request (but not require) that Licensor seek and maintain appropriate federal and/or state protection (e.g., federal or state trademark registrations or copyright registrations) for any new Intellectual Property Right. The decision whether to seek or maintain any such federal or state protection shall be made in the sole good faith discretion of Licensor. At any time after the creation of a new Intellectual Property Right, Licensee may request that Licensor provide copies of all documentation (if any) relating to the federal and/or state protection sought by Licensor for a new Intellectual Property Right. Upon receiving such a request for copies of documentation from Licensee, Licensor shall provide copies of the requested documentation (to the extent such documentation exists) to Licensee within thirty (30) days of receiving Licensee's request.

6. QUALITY CONTROL BY LICENSOR OF LICENSEE'S USE OF THE INTELLECTUAL PROPERTY RIGHTS

6.1 The parties acknowledge that the Marks and Domain Names have come to signify a high level of quality to the purchasing public and that the parties' use of the Marks and Domain Names has been in connection with high quality products and services. The parties further agree that it is important that the goodwill in the Marks and Domain Names be retained and enhanced, and that the sale of high quality products and services under the Marks and Domains is essential to this Agreement.
6.2 Licensee agrees that the nature and quality of all services rendered and products sold by Licensee in connection with the Marks and Domain Names, together with all Advertising Materials, Business Materials, and Packaging Materials used by Licensee therewith, shall conform to quality standards established and controlled by Licensor. Any and all proposed uses or usages of the Marks and Domain Names by Licensee shall be submitted to Licensor for approval prior to such use, and no use or usage of the Marks shall be made by Licensee without Licensor' prior approval.
6.3 Licensee shall supply Licensor with specimens of use or usage of the Marks or Domain Names upon request. Furthermore, Licensor or its authorized agent shall have the right upon twenty-four (24) hours' prior notice to Licensee to inspect the operations of Licensee and any relevant documents, materials and records pertaining to such businesses, to determine whether Licensor has complied with the provisions hereof. Determination as to whether Licensee is operating such businesses and conducting its affairs in compliance with the standards, specifications and instructions set forth by Licensor and in accordance with this Agreement shall be in the sole discretion of Licensor. Licensee shall comply with all of Licensor' reasonable requests directed to modifying, revising, or improving the quality of the services rendered or products sold pursuant to this Agreement, and any Advertising Materials, Business Materials and Packaging Materials used in connection therewith.
6.4 The parties further agree that Licensor shall have the right to inspect, review and approve all Internet or global computer network websites operated by or affiliated with Licensee in connection with the Entertainment Business, to insure that the content of such websites is consistent with the image and goodwill associated with the Intellectual Property Rights and the Entertainment Business. Licensee shall comply with all of Licensor' reasonable requests directed to modifying, revising, or improving the content of such websites in order to insure that they are consistent with the image and goodwill associated with the Intellectual Property Rights and the Entertainment Business.

7. CONDITIONS APPLICABLE TO APPEARANCE OF INTELLECTUAL PROPERTY RIGHTS, AND USE OF APPROPRIATE LEGENDS

7.1 Licensee shall comply with reasonable conditions set forth in writing from time to time by Licensor with respect to style, appearance and manner of use of the Marks and the Intellectual Property Rights.
7.2 In connection with its use of any of the Marks or the Intellectual Property Rights, Licensee agrees to identify the licensed use under the Agreement and the proprietary rights of Licensor. Examples of such notices include "______ is a registered mark of Hollywood Management Company", and "_________________ is a registered mark used under license from Hollywood Management Company."
7.3 In connection with its use of any of the Marks, Licensee agrees to make proper use of the "r" symbol or other proper notice to indicate a registered mark, and the "SM" or "TM" symbol as directed by Licensor to indicate an unregistered mark in which Licensor may claim rights and/or which is the subject of registration. Upon receiving notice from Licensor that Licensee's use of a registration notice or symbol is incorrect or otherwise deemed unacceptable, Licensee shall promptly modify such uses to obviate Licensor's objections.
7.4 In connection with its use of any material covered by the Copyrights licensed pursuant to this Agreement, Licensee agrees to make proper use of an appropriate copyright legend in substantially the following form:
"Copyright [insert appropriate year(s)] Hollywood Management Company," where the year reflects the year in which the copyrightable materials were first published, followed by the years in which material revisions thereto were published. Upon receiving notice from Licensor that Licensee's use of a copyright legend is incorrect or otherwise deemed unacceptable, Licensee shall promptly modify such uses to obviate Licensor's objections.
7.5 In connection with its use of any Patents licensed pursuant to this Agreement, Licensee agrees to indicate, where appropriate and as directed by Licensor, that the resulting product or service was produced or otherwise provided under the particular jurisdictions patent number licensed by Licensor to Licensee. In connection with its use of any Proprietary Information or Trade Secrets licensed pursuant to this agreement for which a patent application is pending in the patent office of any jurisdiction, Licensee agrees to indicate, where appropriate and as directed by Licensor, that the resulting product or service was produced or otherwise provided under a license by Licensor to Licensee, and to further provide notice of "Patent Pending" where so directed by Licensor.

8.     PROTECTION AND POLICING OF INTELLECTUAL PROPERTY RIGHTS

8.1 Licensor, if it so desires, may commence to prosecute any proceedings, claims or suits to protect the Intellectual Property Rights in Licensor's own name or in the name of Licensee or join Licensee as a party thereto. Licensee agrees to assist Licensor, at Licensee's cost and expense, to the extent reasonably necessary, in the procurement of any protection or to protect any of Licensor's rights in and to the Intellectual Property Rights. Licensee agrees to supply Licensor with such information as Licensor may reasonably request, including information regarding sales and promotion activities to aid Licensor in the acquisition, maintenance and renewal of applications and registrations of the Intellectual Property Rights, in the recordal of this Agreement, in the entry of Licensee as a registered or authorized user of the Intellectual Property or in furtherance of any other purpose related to the acquisition, preservation or protection of the Intellectual Property Rights.
8.2 Licensee agrees to promptly notify Licensor in writing if it becomes aware of any third party infringing, misusing, or otherwise violating any of the Intellectual Property Rights, or who Licensee believes is, or may be infringing, diluting, or otherwise derogating the Intellectual Property Rights. Any and all proposed uses of the Intellectual Property Rights by Licensee itself shall be submitted to Licensor for approval prior to such use, and no use of the Intellectual Property Rights shall be made by Licensee without Licensor prior approval.
8.3 Licensor may, in its sole discretion, take action against such third party to enforce its interest in the Intellectual Property Rights, and in such event shall be entitled to retain all monetary recovery from any such third party by way of judgment, settlement, or otherwise. Licensee agrees to cooperate promptly and fully with any such effort, provided, however, that Licensor shall reimburse Licensee for all of the its out-of-pocket expenses, not including attorneys' fees, incurred as a result of such assistance.

9.     NON-TRANSFER; ASSIGNMENT OF AGREEMENT

The License granted hereunder is not intended to be, and shall not be construed as, an assignment, in part or in whole, of any Mark or other Intellectual Property rights from Licensor to Licensee. Licensee may not assign or transfer its interests herein, or delegate its duties hereunder, without the prior written consent of Licensor.

10.     ROYALTY

10.1 Within thirty (30) days following the end of each calendar month, Licensee shall pay to Licensor a Royalty Fee equal to the product of the Royalty Rate and Licensee's gross sales for such month. This royalty rate will be calculated by using arm's length standards as determined by commonly accepted intercompany pricing methodologies, and shall be presented in a report including an outline of the industry, the specific practices within the industry, the property in question, the pricing methodologies considered, a transfer pricing report from PricewaterhouseCoopers LLP as to the most appropriate method to employ in such determinations, data in support of this method, and the ultimate rate. Thirty (30) days after Licensee's books have been closed for the fiscal year, in the event that the total Licensee year-end gross sales figure varies from the sum of the twelve monthly gross sales figures for that fiscal year, Licensee shall pay Licensor a single "true-up" payment to compensate Licensor for any additional gross sales for which the Royalty Fee was not paid, or, if appropriate, Licensor shall reimburse Licensee for any overpayment.
10.2 Notwithstanding anything therein to the contrary, the parties agree that the Royalty Fee shall be evaluated annually in connection with the transfer pricing study prepared in accordance with Internal Revenue Code
Section 482 and regulations promulaged thereunder, and, if warranted, a new Royalty Fee based on such evaluation may be established. In the event that the new Royalty Fee is unacceptable to Licensee, Licensee may request that the Royalty Fee be evaluated by a mutually agreed upon independent party, and a new Royalty Fee based on such evaluation established. The cost of any such evaluations shall be born by Licensee.
10.3    If Licensee and Licensor are not able to agree upon a new
Royalty Rate, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision of the arbitrator(s) shall be binding on the Parties.

11.     CONFIDENTIAL OR PROPRIETARY INFORMATION

11.1 The parties acknowledge that, in connection with their rights and obligations under this Agreement, they may disclose or release to each other certain Confidential or Proprietary Information. The parties agree not to use the other party's Confidential or Proprietary Information for any purpose other than those purposes contemplated hereunder. The parties also agree that each will establish and maintain security measures designed to maintain the confidentiality of such information and to prevent the release or disclosure of such information, without the express written consent of the owner of the Confidential or Proprietary Information sought to be disclosed, to any person or entity except those persons or entities who have a need to know such information in order to perform the duties prescribed by this Agreement.
11.2    The foregoing obligations shall not apply to information that
(i) would otherwise be deemed Confidential or Proprietary Information but is in the public domain through no fault of the disclosing party or its directors, employees or agents, (ii) is already in the possession of or is rightfully obtained by the disclosing party from a third party, or (iii) information that is developed by the disclosing party independently of and without any reliance on the Confidential or Proprietary Information.
11.3 Nothing herein is intended to prevent the parties from disclosing or releasing any Confidential or Proprietary Information in response to a subpoena, court order, or other legal process. Nor shall the Parties be prevented from disclosing or releasing any Confidential or Proprietary Information to appropriate supervisory or regulatory authorities or if such disclosure or release is required by applicable federal, state or local law, rule or regulation. Nor shall this agreement prevent the parties from disclosing Confidential Information to any independent auditors, accountants, attorneys, advisors, subcontractors, or other third parties provided that such parties are advised of the confidential nature of the information and agree to enter non-disclosure agreements requiring them to maintain the confidentiality of the information in accordance with the terms of this Agreement.

12.     WARRANTIES

12.1 Licensor represents and warrants to Licensee that it is authorized to enter into and fully perform this Agreement and that: (a) the marks in Exhibit B; (b) and all new Intellectual Property Rights created developed or obtained during the Term of this Agreement and specifically approved for use by Licensor; do not violate any copyrights, trademark or other intellectual property rights of a third party, or a right of publicity or privacy of a third party.
12.2 Licensee represents and warrants to Licensor that it is authorized to enter into and fully perform this Agreement.

13.     INDEMNITY/HOLD HARMLESS

13.1    Licensee agrees to defend, indemnify and hold harmless
Licensor, its affiliates, and its and their stockholders, directors, officers, employees, agents and assignees during and after the term hereof from and against any and all claims, demands, suits, judgments, losses, liabilities (including settlements entered into in good faith with Licensor' consent not to be unreasonably withheld), damages, fees, expenses or costs (including reasonable attorneys' fees) incurred by them arising out of:
(a)	Licensee's activities in connection with the Entertainment
Business, including, without limitation, (i) the use, sale or offering of any products or services; (ii) Licensee's negligent acts or omissions; (iii) any defect (whether obvious or hidden and whether or not approved by Licensor as required hereunder) in any product manufactured or distributed in connection with the
Entertainment Business; (iv) Licensee's failure to comply with applicable laws, regulations and standards;  (v) any claims, actions or proceedings for infringement, violation or dilution of copyright, trademark, domain name, license or other intellectual property rights; and (vi) any claims, actions or proceedings for libel, slander, invasion of a right of privacy or publicity, piracy, plagiarism, idea misappropriation or unfair or improper trade practices or wrongful business conduct; and
(b)(i)  any incorrect facts, misappropriated ideas or intellectual property, infringing material, or false or misleading, deceptive or confusing data or information supplied by Licensee to Licensor during the term of this Agreement; and (ii) any failure by Licensee to perform any of the agreements, terms, covenants, conditions or warranties of this Agreement.
13.2    Notwithstanding anything in the foregoing paragraph to the contrary, the indemnity shall not apply to any claim or liability relating to:
(a) any infringement, violation or dilution of the copyright, trademark, domain name, license or other intellectual property right of a third party; or (b) invasion of a right of privacy or publicity, piracy, plagiarism, idea misappropriation or unfair competition, if and to the extent the claims described in 13.2(a) and (b) above were caused by Licensee's utilization of the Intellectual Property Rights in Exhibit B or any new Intellectual Property Rights specifically approved by Licensor in accordance with the provisions of this Agreement.
13.3    Licensor agrees to defend, indemnify and hold harmless
Licensee, its sublicensees, affiliates, and its and their stockholders, directors, officers, employees, agents and assignees during and after the term hereof from and against any and all claims, demands, suits, judgments, losses, liabilities (including settlements entered into in good faith with Licensee's consent not to be unreasonably withheld), damages, fees, expenses or costs (including reasonable attorneys' fees) incurred by them arising out of any claim that any of the marks set forth in Exhibit B, and any new Intellectual Property Rights expressly approved by Licensor: (1) infringe, violate or dilute any copyright, trademark, domain name, license or other intellectual property right of a third party; (2) invade a right of privacy or publicity; or (3) constitute piracy, plagiarism, idea misappropriation or unfair competition. Provided, however, that Licensor shall not be responsible for any liability, claims, causes of action, suits, damages, or expenses incurred or suffered by Licensee in connection with any suit or proceeding brought against Licensee or Licensor which, if successful, would effectively result in a determination that Licensee has materially breached the terms and conditions under this Agreement and such breach directly caused the liability under this Agreement; and further provided that the design or approval of Advertising Materials, Business Materials, Packaging Materials or any other materials produced by Licensee incorporating the Intellectual Property Rights shall not be deemed an action, whether of omission or commission, that may be committed or suffered by Licensor for purposes of this indemnification.
13.4    Either party seeking indemnification under this Agreement
(the "Indemnified Party") shall give written notice to the party required to provide indemnification hereunder (the "Indemnified Party") and upon receipt of such written notice, the Indemnifying Party shall promptly assume and diligently conduct the entire defense of any suit or action or the making of any claim to which indemnity may be sought hereunder, including settlements and appeals, at the Indemnifying Party's sole cost and expense, and the Indemnifying Party shall pay and discharge any and all settlement amounts, judgments or decrees which may be rendered. Without releasing any obligation, liability, or undertaking of the Indemnifying Party, the Indemnified Party insofar as its interest are affected, may at its sole discretion, supersede the Indemnifying Party in any such defense and thereafter assume control and conduct the same according to the Indemnified Party's sole discretion in which event the Indemnifying Party shall cooperate with the Indemnified Party in such defense in such manner as the Indemnified Party shall reasonably require.
13.5    The Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to the entry of any judgment or administrative order or enter into any settlement that (i) could affect the Intellectual Property Rights or other business interest of the Indemnified Party or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation.
13.5	In the event that the Indemnifying party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion, without releasing any obligation or liability of the Indemnifying Party.
13.6 The prevailing party in any action between the parties which is based on this Agreement shall have its reasonable attorneys' fees and other costs incurred in such action or proceeding including any incurred for pre-suit, trial, arbitration, post-judgment and appeal, paid by the other party.

14.     COMPLIANCE WITH LAWS

14.1 Licensee shall comply with all applicable laws and regulations and shall obtain all appropriate government approvals pertaining to the operation of the Entertainment Business.

15.     DURATION; DEFAULT; TERMINATION OF LICENSE

15.1    This Agreement shall remain in effect for a ten (10) year
term and shall be renewed automatically indefinitely thereafter for successive 10 year terms unless terminated as provided below:
(a)	The license granted to Licensee under this Agreement,
together with any and all rights of Licensee or any of its assigns or sublicensees, shall terminate ("Termination") one-hundred twenty
(120) days after receipt of written notice from Licensor of the material failure of Licensee to fully and timely perform any of its obligations under this Agreement ("Default"), unless Licensee has substantially remedied the Default within the one-hundred twenty
(120) day period;
(b) Licensee may terminate this Agreement, "Termination", one-hundred twenty (120) days after Licensor' receipt of written notice from Licensee of the material failure of Licensor to fully and timely perform any of its obligations under this Agreement
("Default"), unless Licensor has substantially remedied the Default within the one-hundred twenty (120) day period;
(c) The parties may terminate this Agreement by written, mutual agreement.
15.2 Upon Termination, Licensee shall refrain from further use of the Intellectual Property Rights, as well as any domain name, mark, name or trade dress reasonably deemed by Licensor to be confusingly similar to the Marks or Domain Names, except that for a period of one hundred eighty (180) days thereafter Licensee may use the Intellectual Property Rights to operate, manufacture, promote, sell and distribute products in operation or on hand at the time of such Termination. Within thirty (30) days of Termination, each party shall return all documents containing any Confidential or Proprietary Information of the other party that are in that party's possession (or in the possession of any third party over which the parties maintain control with respect to possession of such documents). The parties acknowledge that failure to comply with this provision will result in immediate and irreparable harm, and that an appropriate remedy shall include, but not be limited to, injunctive relief in favor of the owner of the Confidential or Proprietary Information.
15.3 Licensee agrees that within one hundred eight (180) days after Termination it will not operate its businesses in any manner which would falsely suggest to the public that such license is still in force, or that any relationship exists between Licensor and Licensee. Without limitation, it is understood that this Section shall require Licensee to "de-identify" its products and services so as to remove any references to Licensor or to any of the Intellectual Property Rights from its signage, or other Advertising Materials, Business Materials or Packaging Materials and to change the overall appearance of its products and services and Advertising Materials, Business Materials or Packaging Materials to eliminate the use of a trade dress confusingly similar with the trade dress owned by Licensor.
15.4 Notwithstanding any Termination, the obligations of Licensee under and with respect to Section 4.3 (Reservation of Rights), Sections 11 (Confidential or Proprietary Information), Section 13 (Indemnity), Sections
15.2 - 15.4 (Effect of Termination), Section 16 (Status of the Parties),
Section 17 (Notices), and Sections 18 - 28 (Miscellaneous), shall survive this Agreement and shall remain in full force and effect in accordance with their respective terms, without modification, limitation or impairment of any kind.

16.     STATUS OF THE PARTIES

16.1 This Agreement does not create, is not intended to create, and shall not be interpreted or construed as creating a partnership, joint venture, agency, employment, master and servant, or similar relationship between Licensor and Licensee, and no representation to the contrary shall be binding upon either party.
16.2 It is the intention of the parties that the transactions described in this Agreement shall not result in a relationship of franchiser and franchisee Agreement between Licensor and Licensee under federal or state law, and this Agreement shall be construed and interpreted in order to effect that intent. Licensee agrees to execute such documents, and to cause its officers, directors, owners, and/or employees to execute such documents, as may be necessary to waive the application of any franchise laws and/or any rights thereunder, or to document compliance by Licensor with the same.

17.     NOTICES

17.1 All notices contemplated herein, or required or permitted to be given under this Agreement, must be in writing and will be deemed effective when delivered in person, or via facsimile tested prior to transmission, or via a reputable air courier, or by certified mail, return receipt requested, to the following addresses:

If to Licensor:	Hollywood Management Company
Attn: Senior Vice President and General Counsel
9275 Peyton Lane
Wilsonville, Oregon 97070-9645


If to Licensee:	Hollywood Entertainment Corporation
Attn: Executive Vice President - Legal Affairs
9275 Peyton Lane
Wilsonville, Oregon 97070-9645

18.     SEVERABILITY

18.1 The provisions of this Agreement are severable, and if any such provision shall be held illegal, invalid, or unenforceable, such holding shall not affect the legality, validity, or enforceability of any other provision. Any such illegal, invalid, or unenforceable provision shall be deemed stricken as if it had never been contained herein, but all other provisions shall continue in full force and effect.

19.     BINDING ON SUCCESSORS

19.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, and their permitted assigns. Nothing in this Agreement will be construed as giving any person other than the parties hereto and their successors any right, remedy or claim under or in respect of this agreement or any provision hereof.

20.     GOVERNING LAW

20.1    THIS AGREEMENT SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS
OF THE STATE OF OREGON, AND ITS VALIDITY, CONSTRUCTION AND EFFECT SHALL BE GOVERNED BY AND ENFORCED PURSUANT TO THE SUBSTANTIVE LAWS OF THE STATE OF OREGON. THE PARTIES AGREE THAT ALL LEGAL PROCEEDINGS IN CONNECTION WITH THE ENFORCEMENT, CONSTRUCTION, INTERPRETATION, BREACH OR VIOLATION OF THIS AGREEMENT, SHALL BE SUBMITTED TO THE STATE OR FEDERAL COURTS IN PORTLAND, MULTNOMAH COUNTY, OREGON, AND THAT JURISDICTION AND VENUE ARE PROPER IN SUCH COURTS.

21.     MODIFICATION; EXHIBITS; ENTIRE UNDERSTANDING

21.1 The parties agree that Exhibits A-D are a part of this Agreement and may be modified to add, delete or otherwise change the terms of this Agreement from time to time. Such modified Exhibits shall become a part of this Agreement from the date of such modification.
21.2 This Agreement and the Exhibits hereto constitute the entire understanding of the parties with respect to the subject matter hereof and the rights, obligations and interests of the parties as they may pertain hereto may not otherwise be changed, modified or amended except by written agreement of the parties or party to be charged.

22.     HEADINGS

22.1 The headings of the several Sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

23.     NO IMPLIED WAIVER

23.1 Any failure on the party of either party to insist upon the performance of this Agreement or any part thereof, shall not constitute a waiver of any right under this Agreement.

24.     COUNTERPARTS

24.1 This Agreement may be executed in multiple counterparts which taken together shall have the legal effect as if all signatures appeared on a single page.

25.     EXCLUSIVE LICENSE

25.1    Licensor agrees not to license the Intellectual Property
Rights in the Territory to any person or entity other than Licensee during the Term of this Agreement, except with the prior approval of Licensee.

26.     DILIGENCE

26.1 Licensee shall use due diligence and its commercially reasonable best efforts to promote the Intellectual Property Rights.

27.     EXECUTION OF DOCUMENTS

27.1 If at any time any party hereto shall deem or be advised that any further assignments, licenses, assurances in laws or other acts or instruments, including lawful oaths, are necessary or desirable to vest in it the rights provided for herein, the parties hereto agree to do all acts and execute all documents as may reasonably be necessary or proper for that purpose or otherwise to carry out the intent of this Agreement.

28.     BINDING EFFECT

28.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, and their permitted assigns. Nothing in this Agreement will be construed as giving any person other than the parties hereto and their successors any right, remedy or claim under or in respect of this agreement or any provision hereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

HOLLYWOOD MANAGEMENT			HOLLYWOOD ENTERTAINMENT
COMPANY					CORPORATION


By:  /s/ David Martin			By  /s/ Donald J. Ekman

Name:  David Martin			Name:  Donald J. Ekman

Title:   Chief Financial Officer	Title:   EVP - Legal Affairs

Date:             1/15/01		Date:               1/15/01